Exhibit 99.2

Filed by Liberty Media Corporation Pursuant to Rule 425

Under the Securities Act of 1933 and deemed filed pursuant to

Rule 14a-6(b) of the Securities Exchange Act of 1934.

Subject Company: Liberty Media Corporation

Commission File No.: 001-33982

Subject Company: Liberty Entertainment, Inc.

Commission File No.: 333-158795

1. Excerpts from Earnings Release

Highlights include:

•      Increased adjusted OIBDA at Starz Entertainment by 19% and revenue by 8%

•      Mailed proxy statement for split-off of Liberty Entertainment Inc. (LEI) and business combination with DIRECTV, set stockholder vote for November 19th

•      Reached 52-week highs on all Liberty stocks in the past two months

“Building on momentum from the second quarter, QVC, Starz, and SIRIUS XM posted strong operating results,” stated Greg Maffei, Liberty President and CEO.  “Additionally, we made significant progress on the LEI/DIRECTV transaction having received our private letter ruling from the IRS and mailed our proxy statement.”

Liberty Media’s Board of Directors approved a $500 million Liberty Starz stock repurchase authorization and has decided not to proceed with reverse stock splits for the Liberty Capital and Liberty Interactive groups.  The redesignation of Liberty Entertainment common stock into Liberty Starz common stock is expected to be completed immediately following the split-off of LEI.

LIBERTY ENTERTAINMENT GROUP — Liberty Entertainment group’s revenue increased 2% to $369 million and adjusted OIBDA increased 16% to $86 million for the quarter.  The increase in revenue was primarily driven by results at Starz Entertainment.  The increase in adjusted OIBDA was due to positive results at Starz Entertainment partially offset by expenses related to the proposed split-off of LEI.

Starz Entertainment, LLC

Starz Entertainment’s revenue increased 8% to $301 million and adjusted OIBDA increased 19% to $93 million.  The $23 million increase in revenue was due to a $22 million increase in rates and a $1 million increase resulting from growth in the average number of subscription units.  In the third quarter, Starz experienced an average subscription unit increase of 1% and Encore average subscription units decreased 1% for the quarter.

Starz Entertainment’s operating expenses were flat and SG&A expenses increased $8 million to $35 million for the quarter.  Operating expenses were flat primarily due to a reduction in license fees as a result of a reduction in the percentage of first-run movie exhibitions (which have a relatively higher cost per title) as compared to the number of library product exhibitions and lower effective rates, offset by the amortization and write-off of production costs for original series.  The increase in SG&A was primarily due to higher sales and marketing expenses and higher personnel costs, which remain 5% lower for the first nine months of 2009 compared to the same period in 2008.

Starz Chairman and CEO Robert B. Clasen said, “Starz Entertainment had another strong quarter, increasing revenue by 8% and adjusted OIBDA by 19%.  We do remain concerned about flat or declining subscriber numbers among some of our affiliates — driven by general economic conditions and rate hikes, but are working with our affiliates to improve results.  However, we are encouraged by the Television Everywhere initiative which will bring our programming to consumers via the Internet and by the early response to our dramatic series Spartacus: Blood and Sand which will premiere on the Starz channels in January.”

2. Excerpts from Earnings Release and Slide Show

Additional Information

Nothing in this presentation shall constitute a solicitation to buy or an offer to sell shares of LEI, any of the Liberty Media tracking stocks or shares of the new company to be issued pursuant to the merger agreement with DIRECTV. The offer and sale of shares in the proposed split-off and the DIRECTV transaction will only be made pursuant to the effective registration statements on file with the Securities and Exchange Commission (“SEC”). Liberty Media stockholders and other investors are urged to read the effective registration statements, including the definitive proxy statement/prospectuses contained therein, because they contain important information about these transactions. Copies of the effective registration statements and the definitive proxy statement/prospectuses are available free of charge at the SEC’s website (http://www.sec.gov). Copies of the filings together with the materials incorporated by reference therein can also be obtained, without charge, by directing a request to D.F. King & Co., Inc. at (800) 628-8532.

Participants in a Solicitation

The directors and executive officers of Liberty Media and other persons may be deemed to be participants in the solicitation of proxies in respect of proposals to approve the transactions. Information regarding the directors and executive officers of each of Liberty Media, LEI and the new DIRECTV and other participants in the proxy solicitation and a description of their respective direct and indirect interests, by security holdings or otherwise are available in the definitive proxy materials filed with the SEC.

3. Excerpts from Slide Show

Third Quarter Highlights

•      Liberty Media Corporation

•      Reached 52-week highs on all Liberty stocks in past two months

•      Public equity portfolio grew by almost $2b

•      Liberty Entertainment

•      Strong results at Starz Entertainment

•      Progress on DIRECTV transaction

* * *

Starz Entertainment

•      Q3 revenue increased 8% to $301m

•      Starz average subscription units increased 1%

•      Encore average subscription units decreased 1%

•      Q3 adjusted OIBDA increased 19% to $93m

•      Implementing Television Everywhere strategy

•      Continued progress on original programming strategy

•      Debuted Spartacus trailer in October

•      Second season of Crash aired in Q3

•      Party Down renewed for a second season

•      Gravity a new half hour comedy to air next summer

* * *

Priorities

•      Liberty Entertainment

•      Complete LEI split-off and merger with DIRECTV

•      Reclassify new tracker:  Liberty Starz

3. Excerpts from Transcript

Company Representative

Building on the momentum from Q2, we posted strong operating results at QVC and Starz in the third quarter.

Subsequent to the end of the quarter, QVC repaid $50 million of the inter-group loan it had to each of the Eentertainment and Capital Group.

During the quarter, all of the Liberty stocks reached 52 week highs.

In fact all of them reached it within the last couple of months.

Additionally many of the other equities, public equity portfolio did quite well and the total grew by almost $2 billion lead by gains in DirectTV which was up 10%, a gain of 1.4 billion, Expedia which was up 59% a gain of 612 million, and Sirius XM which was up 24%, a gain of 376 million.

At Liberty Entertainment we continued to experience good results at DirecTV and we had strong revenue and adjusted OIBDA growth at the consolidated companies, notably Starz which Bob Clausen will talk more about in a moment.

We can see the finish line on the long anticipated LEI DirecTV transaction.

We received a private letter ruling from the IRS.

We mailed the effective proxy statement and the stockholder vote is set for November 19th.

Liberty Starz, the resulting tracker newly attributed tracker that will be left has begun trading as well and LSTAV traded just under $50, that’s up substantially from the indicated price, indicated looking at the difference between the DirecTV and LMDIA prices up substantially from numbers more like the mid 20s in the Summer.

Because of DirecTV’s continued share repurchase, our ownership is now up to 57% of DirecTV.

Notably also, Bob Clausen, he is planning to retire at the end of year or more accurately when we complete the process of search for his successor.

Company Representative

Moving on to Liberty Entertainment, revenue grew 2% in Third Quarter to 369 million while adjusted OIBDA increased 16% to $86 million.

The increase in revenue was primarily driven by a result of Starz Entertainment.

The increase in adjusted OIBDA was due to positive result to Starz Entertainment partially offset by expenses related to the proposed split-off of LEI.

Expected liquidity at Liberty Starz upon completion of the split-off and merger will be approximately $850 million.

This is made up of actual cash balances, loans to Liberty Interactive and $146 million in expected repayments from DirecTV for payments that we’ve made on the derivative loan.

Expected cash at LEI will be approximately 110-$120 million which includes corporate cash and cash at the Liberty Sports Group.

Now, Bob Clausen will comment on Starz Entertainment and Media.

Company Representative

Starz posted another solid quarter, at Starz Entertainment revenue grew by 8.3% and adjusted OIBDA by 19.2% versus the same quarter a year ago.

The average number of Starz subscriptions grew 1.4% versus a year ago during the quarter but the total number of Starz subscriptions on September 30th was down slightly versus the same date last year.

Encore average subscriptions declined by 1% and the total number of Encore subscribers at quarter end was 2.8% below the same date last year.

Helping to improve results were an increase in average revenue per subscriber and a 2.8% decline in year-to-date operating expenses versus a year ago.

The decline in expenses was largely due to airing fewer first run movies during this quarter versus a year ago reducing our programming costs.

This reduction was partially offset by increased expenses both in production and Marketing for original series.

We continue to pay close attention to some of our affiliates, particularly in the cable arena who have experienced declines in subscriber levels.

It is our belief that there are several reasons for this development, including the general economic conditions, particularly the decline in housing starts, rate increases implemented by some affiliates earlier in the year and a lack of Marketing resources devoted to premium television as a category.

We are working with these affiliates to bring more focus to the premium space and improve sales of Starz and Encore subscriptions.

On the other hand we are encouraged by the progress our affiliates are making toward implementation of the television everywhere strategy which will enable existing authenticated Starz subscribers to receive Starz programming on their computers or portable devises as well as at their TV sets.

Starz has been a pioneer in the development of online delivery of programming.

We welcome the efforts of our distributers in this space.

Over the coming years we’re confident that it will add to the value of our services for our affiliates and our consumers.

Our effort to generate awareness that Starz is a destination for originals as well as movies took a major step forward in the third quarter when we introduced the first trailers for Spartacus: Blood and Sand, first at [inaudible], and then the television critics tour.

The worldwide premier of the series took place the first week of October in [inaudible].

These initial unveilings of the series which will air on the Starz channels in January generated considerable buzz as viewers got a first look at some of the innovative techniques that producers Sam Raimi and Rob Tapert used to create the brutal and essential world of the Roman gladiators.

With the feel of movies such as the 300 and Sin City, a first rate cast, and a compelling story, Spartacus will be unlike anything ever before produced for television.

We feel confident it will draw audiences to our channels and other platforms worldwide.

The latter is particularly important because this is the first dramatic series we have produced entirely ourselves and for which we are handling all syndication sales worldwide.

Also in the third quarter we aired the second season of the dramatic series Crash, which we co-produced with Lionsgate, and we announced plans for a new half hour comedy to air next summer called Gravity of Confessions of a Shopalcoholic and Pulp Fiction and we also announced we renewed a second season for our critically a claimed comedy series Party Down.

On the Starz Media side revenue in the quarter decreased 46.1% and adjusted OIBDA improved by 13.4%; however as I previously noted these numbers fluctuate dramatically from quarter to quarter and year to year depending on the timing of theatrical releases.

We were disappointed in the performance of two Third Quarter releases, Pandorum with Dennis Quaid and Capitalism: A Love Story with Michael Moore, however Law Abiding Citizen with Jamie Foxx in second place at the box office already generated over $60 million in domestic ticket sales well ahead of projections and our best performing movie to date.

Our last film of 2009, Men who Stare at Goats opened at number three with 13.3 million domestic box office also ahead of our plan.

We continue to face a challenging environment in the home video arena because of the general economic conditions and because of the theatrical under performance by some of the overture releases; however the movies are playing well On Demand and in electronic sell-through and will bolster the line up of our premium channels.

Starz Animation Toronto won widespread critically a claimed for the animation work it did on the Tim Burton movie released during the quarter by Universal and anchor based films released three movies in limited theatrical run and for home video sales during the quarter featuring Ashton Kutcher, Michael [inaudible] and Jeff Bridges.

These films will appear on our Starz channels in 2010 and now I’ll hand it back to Chris.

So to sum

Across Liberty Entertainment we’re going to complete the split off and merger with DirecTV hopefully in the coming few weeks and we will reclassify the new track for Liberty Starz and hopefully launch it well.

Unknown Speaker*

…can you tell us what the amount of the TV production writedown at Starz was this quarter and what your outlook for cost growth might be in the Fourth Quarter given you might spend give or take $15 million marketing Spartacus?

Company Representative

Yeah, our nine months to date we’ve amortized or put on the P & L about $15 million of programming costs and a lot of that did hit in the third quarter.

We’re not going to give guidance for the Fourth Quarter but we’ll point out that to your question on Marketing, we would expect the run rate to be pretty similar to the Third Quarter since we had the second season of Crash that had quite a major campaign and would probably be roughly equivalent to some of the lead in we’ll be doing in December for Spartacus, with a lot of the spending coming the first part of January.

Unknown Speaker*

A couple questions, both related to Liberty Starz.

First of all on the buyback authorization, is there any limit to how other than the standard SEC limits to how fast you could theoretically deploy that and related to that, how much cash do you actually need around to run the Starz business and then secondly, with a look at ARPU per subscriber was up about 9% year on year in Starz but at the same time you saw subscriber dropping both at Starz and Encore.

Can you talk about what you saw in terms of both revenue, was that driven by mix shift or contract increases and secondly, for the people canceling were those more A la Carte customers or customers in higher digital tiers?

Company Representative

While the Starz team corroborates the real complicated questions I’ll do the easy one and by that, we don’t have any to my knowledge any limitations as you noted the SECs restrictions on what percentage of volume we can be in terms of share repurchase and as far as cash required to operate at Starz, it’s almost a non-issue as you look, it’s a free cash flow generating vehicle.

Yes they have some working capital needs but they also don’t even have a working capital line.

We are heavily capitalized or overcapitalized at those businesses today as we take the corporate ending and the operating units.

To comment on subscribers, we have again a mix of affiliates who are both A la Carte and then have fixed payments and so that really as you sometimes decline in subscribers your revenue doesn’t fall off.

Part of the dynamic we see frankly is there’s a shift in some number of subscribers from cable to the Telco business and our economics are a little more attractive when they’re a Telco customer than some of the old historic cable deals frankly, and we’re pretty flat at DirecTV, Dish is having some issues that flow to us so it’s frankly a mixed bag.

We’ve got growth in some affiliates or at least are holding our own.

We’ve got some declines in the cable space and in the Dish space.

With regard to cash, we’re a cash generator.

We are not needing cash from our parent or from the banks in order to operate so we’re a generator and that will be showing up over time on the Liberty Starz reports.

Unknown Speaker*

But in terms of cash on hand it’s a pretty minimal amount you need to run the business day-to-day?

Company Representative

Right.

We have a strong Balance Sheet as a stand alone Company.

Unknown Speaker*

… and then secondly, another Spartacus [inaudible].

It looks like you could have 30-35 million of costs on that expense next year.

Are you going to get enough of the continued savings albeit at a slower pace on the reduced amount of studio product to offset against that or are we out to see some margin pressure immediately from Spartacus no matter how wonderful it is as far as the Marketing profile and the brand of Starz?

Company Representative

Okay, we’re looking at obviously 2010 and while we’re not going to provide guidance I’ll make a couple observations.

First of all our output partners are having a better year at the box office than they did in 2008 and that flows through increased costs to us for our new future link film so there will be an increase in programming cost driven by that.

With regard to Spartacus, certainly that will influence our programming cost but remember Spartacus has a long useful life.

We don’t amortize everything with its first use.

There’s a period over three years in which it will be amortized on its play, so we are expecting programming to go up for those two reasons next year.

Unknown Speaker*

Some of the customer acquisition numbers that you through out there were very impressive.

Any sense of what’s driving the new customer acquisition?

Is it just the improvement in the overall economy or are they coming in, are new customers coming in indifferent categories than they have been in the past year or so?

Company Representative

I think it’s fair to say that we probably never made more gains than we’ve made this year and the quality of our channel positioning and that includes getting a second location on DirecTV and a much more highly trafficked neighborhood as well as we’re now up to about 25 million Hi-Definition subs and those in I think virtually every case, those present a second channel location in addition to the SD channel so I think we’re seeing benefit of just being exposed to more people and more attractive neighborhoods.

Unknown Speaker*

Yes, a quick question for Greg.

Is there a scenario where you could see combining Starz Media with Starz Entertainment before Starz Media’s cash flow positive and can you give us some idea as to how we might look at valuation even if it’s some time off?

Company Representative

Well I think to be clear it would be complication of Liberty or with Starz Entertainment just the channels so to go into that vehicle.

So when you think about valuation you think not only the run rate whether it be loss or positive but what’s the value in the ultimates that are being built up there and that is not today because we have not had as much success at the box office as we would like, that’s probably not an enormously scaled number compared to the value of the channel but it would be in the future, it will depend largely on how our ultimate build is going forward and if we have successful films that will create value and make Starz Media worth more, it’s not the only element that generates value or not at Starz Media but probably the one with the largest delta and swing factor.

Unknown Speaker*

And therefore, are you still intent on waiting until Starz Media is cash flow positive in order to pursue?

Company Representative

No, I think that we’re intent on trying to make sure we have a stable business model and good direction of Starz Media and understand fully where it’s going and what it might be worth and what business model is compatible with the channel going on a long term basis.

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